UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2014

LIPOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35792	56-1879288
(Commission File No.)	(IRS Employer Identification No.)

2500 Sumner Boulevard

Raleigh, NC 27616

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (919) 212-1999

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 24, 2014, LipoScience, Inc., a Delaware corporation (the “Company”), Laboratory Corporation of America Holdings, a Delaware corporation (the “Parent”), and Bear Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of the Parent. The Company’s board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders and has recommended approval of the Merger by the Company’s stockholders.

Merger Agreement

At the effective time of the Merger (the “Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), other than any shares cancelled in accordance with the terms of the Merger Agreement or any Dissenting Shares (as defined in the Merger Agreement), will be automatically converted into the right to receive $5.25 per share in cash, without interest (the “Merger Consideration”). Additionally, each outstanding option to acquire shares of the Company Common Stock issued under any of the Company’s equity compensation plans will be fully vested and exercisable immediately prior to the Effective Time and, if not exercised prior to the Effective Time, will be converted into the right to receive payment in cash for each share of Company Common Stock subject to such option equal to the amount by which the value of the Merger Consideration exceeds such option’s exercise price. Also at the Effective Time, each restricted stock unit award granted under any of the Company’s equity compensation plans will be converted into the right to receive an amount in cash equal to the product of the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such restricted stock unit award. The surviving corporation of the Merger also will assume certain warrants to purchase shares of Company Common Stock, which will be converted into a right to receive, upon exercise and payment of the exercise price, a payment in cash equal to the Merger Consideration for each share of Company Common Stock that would otherwise be issuable under such warrant.

The Merger is conditioned, among other things, on (i) the approval of the holders of a majority of the outstanding shares of Company Common Stock, (ii) the absence of certain legal impediments to the consummation of the Merger, and (iii) the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976. No Parent stockholder approval is necessary for, nor is there any financing condition to, consummation of the Merger. Each party’s obligation to consummate the Merger is subject to certain other customary conditions, including the accuracy of the other party’s representations and warranties contained in the Merger Agreement (generally subject to a materiality standard) and the other party’s performance in all material respects of all obligations, and compliance in all material respects with all agreements and covenants, required under the Merger Agreement. In addition, the obligations of the Parent and the Merger Sub to consummate the Merger are subject to certain other conditions, including the absence of any event, circumstance, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement). Subject to the satisfaction of the closing conditions, the parties anticipate that the transaction will be consummated during the fourth quarter of 2014, though there can be no assurance that the transaction will be completed in this timeframe.

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The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct the business of the Company in the ordinary course consistent with past practice prior to the Effective Time, and to prepare a proxy statement and convene and hold a special meeting of the Company’s stockholders to consider and vote upon adoption of the Merger Agreement.

The Merger Agreement contains a “go-shop” provision pursuant to which the Company has the right to initiate, solicit, facilitate and encourage Takeover Proposals (as defined in the Merger Agreement) and enter into and maintain discussions or negotiations with respect to Takeover Proposals until 11:59 p.m. (Eastern time) on October 19, 2014 (the “Go-Shop Period”). During the Go-Shop Period, the Company is required to provide the Parent with certain information regarding the Company’s solicitation activities and contacts and advise the Parent of the receipt of, and the status of any discussions or negotiations regarding, a Takeover Proposal. From the expiration of the Go-Shop Period to the Effective Time, or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, except with respect to any person that made a bona fide written Takeover Proposal to the Company during the Go-Shop Period that the Company’s Board of Directors has determined constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement), the Company may not solicit other Takeover Proposals, engage in discussions with any third parties regarding any Takeover Proposal, enter into any agreements related to any Takeover Proposal or release any person from or waive any confidentiality, “standstill” or similar agreement to which the Company is a party. In addition, at any time prior to receiving approval of the Company’s stockholders of the Merger Agreement, the Company may share information and have discussions regarding unsolicited Takeover Proposals that meet certain conditions set forth in the Merger Agreement.

The Merger Agreement contains provisions giving each of the Company and the Parent the right to terminate the Merger Agreement under certain circumstances. Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, the Company may be required to pay the Parent a termination fee, the amount of which, if and when payable, would be $2,560,000 ($1,700,000 if terminated prior to the end of the Go-Shop Period based on a Superior Proposal received during the Go-Shop Period), and reimburse the Parent for its reasonable out-of-pocket expenses incurred in connection with the Merger Agreement in an amount not to exceed $500,000.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

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Voting Agreements

In connection with the execution of the Merger Agreement, certain of the Company’s greater-than-5% stockholders that own, in the aggregate, approximately 17.7% of the outstanding shares of the Company Common Stock entered into voting agreements with the Parent pursuant to which such stockholders have agreed to vote all of their shares of the Company Common Stock in favor of the Merger Agreement at a meeting of the Company’s stockholders to be called to consider and vote upon the adoption of the Merger Agreement. The foregoing description of the voting agreement does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the form of Voting Agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information

This communication may be deemed to be a solicitation of proxies in respect of the proposed acquisition of the Company by the Parent.  In connection with the proposed acquisition, the Company intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”).  Investors and stockholders of the Company are urged to read the proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about the proposed acquisition.  The definitive proxy statement will be mailed to the Company’s stockholders.  Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by the Company, at the SEC’s website, www.sec.gov. In addition, these documents (when they are available) can also be obtained by investors and stockholders free of charge at the Company’s website, www.liposcience.com, or from the Company upon written request to its Corporate Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.

The Parent, the Company and certain of their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the proposed acquisition.  Information about the Parent’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 4, 2014.  Information about the Company’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on April 29, 2014.  Additional information regarding the interests of such potential participants in the solicitation of proxies in connection with the acquisition will be included in the proxy statement related to the acquisition to be filed with the SEC.

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Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, without limitation, the possibility that the consummation of the Merger described in this report does not occur or is delayed, either due to the failure of closing conditions, including approval of the Company’s stockholders, the failure to obtain required regulatory approvals or other reasons, and those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company’s most recently filed Annual Report on Form 10-K and the Company’s subsequently filed Quarterly Reports on Form 10-Q. The Company urges you to consider those risks and uncertainties in evaluating its forward-looking statements. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2014, the Company’s board of directors, in connection with its approval of the Merger Agreement, approved the accelerated vesting of options and the cash-out of restricted stock units granted under the LipoScience, Inc. Stock Option Plan, as amended, the LipoScience, Inc. 2007 Stock Incentive Plan, as amended, and the LipoScience, Inc. 2012 Equity Incentive Plan, conditioned upon and subject to the closing of the Merger.

Item 8.01 Other Events

A copy of the joint press release issued on September 25, 2014 by the Company and the Parent announcing the Merger Agreement is attached hereto as Exhibit 99.2 and incorporated herein by reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of September 24, 2014, among Laboratory Corporation of America Holdings, Bear Acquisition Corp. and LipoScience, Inc.

99.1	Form of Voting Agreement between Laboratory Corporation of America Holdings and certain stockholders of LipoScience, Inc.

99.2	Press Release, dated September 25, 2014, “LabCorp Announces Agreement to Acquire LipoScience.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2014

LIPOSCIENCE, INC.

By:	/s/ LUCY G. MARTINDALE
Lucy G. Martindale
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of September 24, 2014, among Laboratory Corporation of America Holdings, Bear Acquisition Corp. and LipoScience, Inc.

99.1	Form of Voting Agreement between Laboratory Corporation of America Holdings and Certain Stockholders of LipoScience, Inc.

99.2	Press Release, dated September 25, 2014, “LabCorp Announces Agreement to Acquire LipoScience.”